Exhibit 99.1

Cole Real Estate Investments 2325 E. Camelback Road, Suite 1100 Phoenix, Arizona 85016

FOR IMMEDIATE RELEASE

Cole Real Estate Investments, Inc. Stockholders Approve
Charter Amendments at Annual Meeting

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Expected Listing on NYSE June 20, 2013

PHOENIX, AZ - June 19, 2013 - Cole Real Estate Investments, Inc. (“Cole,” “Cole Real Estate Investments” or the “Company”), a market-leading net lease REIT, announced that, at the annual stockholders’ meeting held today, stockholders voted to amend and restate the Company’s charter to more closely reflect publicly listed company standards.

The Company is expected to list its common stock on the New York Stock Exchange (NYSE) on June 20, 2013, under the ticker symbol “COLE.” Upon listing, Cole will be the one of the largest publicly-traded REITs in the net-lease sector, with $7.7 billion in gross assets, and stockholders will have access to liquidity with the flexibility to sell or retain shares based on public market value.

Chris Cole, founder and executive chairman of Cole Real Estate Investments, stated, “We are pleased with the outcome of today’s vote and believe that a listing on the New York Stock Exchange is the best outcome for our stockholders, our employees and the future of Cole Real Estate Investments. We look forward to building on our already strong portfolio and providing continued opportunity for our stockholders.”

“Cole is a market leading net lease REIT with high-quality assets and a fully integrated real estate platform,” added Marc Nemer, president and chief executive officer of the Company. “This is a major milestone in the history of the Company and a strong step toward delivering value for our stockholders. We have had many positive discussions with analysts and potential investors and are pleased with the interest they have in Cole as an investment.”

At its annual meeting, the Company’s stockholders also re-elected all five of the Company’s existing directors to serve on the Board of Directors. In addition to Messrs. Cole and Nemer, the Board will continue to include three independent directors - Thomas A. Andruskevich, Scott P. Sealy, Sr. and Leonard W. Wood. Collectively, the five directors have significant real estate industry leadership experience and expertise across relevant sectors including real estate investments and residential development and construction.

“We are pleased to continue working with our experienced Board of Directors,” said Jeff Holland, president and chief operating officer for Cole Real Estate Investments. “We are focused on continuing to ensure that the interests of the Company align with those of our stockholders and look forward to proceeding with our listing on the NYSE.”

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Exhibit 99.1

Cole Real Estate Investments 2325 E. Camelback Road, Suite 1100 Phoenix, Arizona 85016

About Cole Real Estate Investments, Inc.
Cole Real Estate Investments, Inc. (formerly known as Cole Credit Property Trust III, Inc.) is an industry-leading REIT that acquires and manages real estate assets leased long-term to a high-quality, diversified tenant base. Since 1979, Cole has leveraged its deep relationships, efficiencies of scale and rigorous operational processes to acquire and actively manage retail, office and industrial properties. As of March 31, 2013, Cole Real Estate Investments owned $7.7 billion of gross assets, which included 1,013 properties representing approximately 43 million square feet of commercial real estate in 48 states. Through its private capital business, Cole Capital, Cole manages 1,031 additional properties with an aggregate purchase price of approximately $5.3 billion. To learn more, visit www.colereit.com.

Forward-Looking Statements
Certain statements in this press release may be considered forward-looking statements that reflect the current views of Cole Real Estate Investments and Cole’s management with respect to future events. Forward-looking statements about Cole’s plans, strategies and prospects are based on current information, estimates and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods. Cole does not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.

Contacts
John Bacon	Jessica Thorsheim
Cole Real Estate Investments, Inc.	Cole Real Estate Investments, Inc.
VP, Marketing	Director, Strategic Relations
602.778.6057	602.778.6324
jbacon@colecapital.com	jthorsheim@colecapital.com

Meaghan Repko/Nick Lamplough	Tom Nolan/Eric Waters
Joele Frank, Wilkinson Brimmer Katcher	Great Ink Communications
212.355.4449	212.741.2977